Exhibit 4.2

Name of Company:

CHINA NEW BORUN CORPORATION

Number:

Ordinary Shares:

-      -

Issued to:

[name of shareholder]

Dated

Transferred from:

Original Issue

Specimen

CHINA NEW BORUN CORPORATION

Number	Ordinary Shares
[•]	-[•] -

Incorporated under the laws of the Cayman Islands

Share capital is US$105,000 divided into

(a) 100,000,000 Ordinary Shares of a par value of US$0.001 each and

(b) 5,000,000 Preference Shares of a par value of US$0.001 each

THIS IS TO CERTIFY THAT [name of shareholder] is the registered holder of [number of shares] Ordinary Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the                    day of                                       2010 by:

DIRECTOR